Exhibit 4.38

IRREVOCABLE POWER OF ATTORNEY TO SELL

This Power of Attorney is made on the date written below, by Mr. REINO RAMAPUTRA BARACK, a private person, having his domicile at Jl. Permata Hijau Blok E/95-102, Grogol Utara, Kebayoran Lama, South Jakarta, Indonesia, holder of Identification Card No: 3174052106840004, Indonesia (hereinafter referred to as the "Grantor"), in favor of Linktone International Limited, a company established and governed by the laws of United Arab Emirates (hereinafter referred to as the "Attorney”).

The Grantor is the legal owner and holder of 125 (one hundred and twenty five) registered shares (hereinafter referred to as the "Shares") in the name of the Grantor in PT INNOFORM, a limited liability company duly established under the laws of the Republic of Indonesia, having its domicile at Central Jakarta (hereinafter referred to as the "Company"), and that the Shares represent 50% (fifty percent) of the issued shares in the Company in total nominal amount of Rp. 625.000.000, - (six hundred and twenty five million Rupiah). The Grantor further represents to the Attorney that the Shares is currently not the subject of any pledge, lien, encumbrance, option right, contract of sale, power of attorney or any other agreement or undertaking which may in any way, affect or restrict the Grantor in the exercise of all his rights as owner of the Shares.

That by a Cooperation and Loan Facility Agreement dated 21 March 2012 (hereinafter will be referred to as the “Loan Agreement”) made between the Grantor, as the borrower (“Borrower”) and the Attorney, as the lender (“Lender”), the Attorney as Lender has agreed to grant to Borrower a loan facility in the aggregate principal amount of Rp. 625.000.000, - (six hundred and twenty five million Rupiah), upon the terms and conditions set out in the Loan Agreement.

Based on the Loan Agreement, the Grantor is required to provide security in favor of the Attorney by granting this Irrevocable Power of Attorney, and the Grantor hereby grants this power of attorney with the rights of substitution to the Attorney as the Grantor’s true and lawful attorney with full power of substitution, to do and perform the following acts, deeds and things on our behalf and for our risk and account in such manner and in such form as the Attorney shall perform from time to time deem necessary or appropriate on behalf of the Grantor.

ESPECIALLY

1.
to sell and transfer the ownership of the Shares, wholly or partly as the case may so require, to any third party to be designated by the Attorney, at such price and upon such terms and conditions related to such sale and transfer of the Shares thereof and in such manner as the Attorney as may be considered reasonable by the Attorney;

2.	to receive the selling price of the Shares;

3.	to give receipt therefore; and

4.	to represent the Grantor in any and all matters pertaining to the sale and transfer of the Shares, including but not limited to the signing of any contracts of sale, deeds,

notifications, applications for Government approval (in the event any such Government approval shall be required) and the effecting of all transactions related to such sale and transfer in the name of the Grantor. The exercise of any right or authority granted hereunder shall be valid in accordance with the Articles of Association of the Company and the laws of the Republic of Indonesia.

The power of attorney granted in this Irrevocable Power of Attorney and all other powers granted herein are irrevocable and form an integral and inseparable part of the Loan Agreement and shall not be terminated by any reason including any reason set forth in Articles 1813, 1814, 1815 and 1816 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata) as presently or hereinafter in effect. The Grantor further declares that the power and authority conferred hereunder is given for valuable consideration and shall remain irrevocable by the Grantor until the Borrower's obligations under the Loan Agreement and the other security documents are discharged.

This Power of Attorney shall remain valid until canceled by the Attorney by way of a written instrument of cancellation duly signed by or on behalf of the Attorney.

In the event that any additional power of attorney or approval of the Grantor is needed for the purpose of this Irrevocable Power of Attorney, that power of attorney or approval shall be deemed to have been given in this Irrevocable Power of Attorney and such power shall be deemed the specific powers as referred to in Article 1796 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata), therefore a specific and separate document is not necessary.

The Grantor hereby expressly declares and agrees that any acts, deeds, assurances, agreements, or instruments done, executed, sealed, delivered or perfected by the aforesaid attorney shall be as good, valid and effectual to all intents and purposes whatsoever as if the same had been done, executed, sealed and delivered or perfected by it in person and the Grantor hereby undertakes to ratify and confirm the same and the power and authority hereby conferred.

Except as requested by the Attorney, the Grantor hereby irrevocably agrees that he shall not perform or exercise any of the shareholder's rights attached to the Shares for as long as this Power of Attorney shall not have been canceled by the Attorney in the manner provided for hereinabove.

In compliance with the Law of the Republic of Indonesia No. 24 of 2009 regarding National Flag, Language, Coat of Arms, and Anthem, this Irrevocable Power of Attorney shall be executed in both Bahasa Indonesia and the English languages in the following order, i.e.: the Grantor and the Attorney shall firstly sign the English version of this Irrevocable Power of Attorney and both parties undertake to also enter into the Indonesian version of this Irrevocable Power of Attorney immediately following to the execution of the English version of this Irrevocable Power of Attorney. If for any reason whatsoever the Indonesian version of this Irrevocable Power of Attorney cannot be executed and signed by the Grantor and the Attorney, this Irrevocable Power of Attorney shall be remain valid, binding, and enforceable against the parties. Notwithstanding the above, in the event of any inconsistency between the Bahasa Indonesia and the English language texts (or, if this Irrevocable Power of Attorney is further translated into any other language, such other language text) or should there be any dispute on the meaning or interpretation of certain provisions, the parties hereby agree that the English language text shall prevail.

This Power of Attorney shall in all respect be governed by and construed in accordance with the laws of the Republic of Indonesia.

Jakarta, 9 April 2012

The Grantor:
Mr. REINO RAMAPUTRA BARACK

[signature]

Accepted and agreed by the Attorney:
LINKTONE INTERNATIONAL LIMITED

[signature]
By: Mr. Hary Tanoesoedibjo
Its : Director